United States securities and exchange commission logo





                     February 3, 2021

       Mark Tipton
       Chief Financial Officer
       TriLinc Global Impact Fund, LLC
       1230 Rosecrans Avenue
       Suite 605
       Manhattan Beach, CA 90266

                                                        Re: TriLinc Global
Impact Fund, LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 000-55432

       Dear Mr. Tipton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance